EXHIBIT 3.1
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       CERTIFICATE OF INCORPORATION                                      FILED
                    OF                                       JUN 4 1985 9 A.M.
              VOCALTECH, INC.                                /s/ Illegible
                                                             -----------------
                                                            Secretary of State
             --------------
              I, THE UNDERSIGNED, in order to form a corporation for the purpose hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, do hereby certify as follows:

              FIRST:  The name of the corporation is

                                VOCALTECH, INC.

              SECOND: The registered office of the corporation is to be located at 306 South State Street, in the City of Dover, in the County of Kent, in the State of Delaware. The name of its registered agent at that address is the United States Corporation Company.

              THIRD: The purpose of the corporation is to engage in any lawful act or activityfor which a corporation may be organized under the General Corporation Law of Delaware.

              Without limiting in any manner the scope and generality of the foregoing, it is hereby provided that the corporation shall have the following purposes, objects and powers:

                               To purchase, manufacture, produce, assemble,
              receive, lease or in any manner acquire, hold, own, use, operate, install, maintain, service, repair, process, alter, improve, import, export, sell, lease, assign, transfer and generally to trade and deal in and with raw materials, natural or manufactured articles or products, machinery, equipment, devices, systems, parts, supplies, apparatus, goods, wares, merchandise




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              and personal property of every kind, nature or description, tangible or intangible, used or capable of being used for any purpose whatsoever; and to engage and participate in any mercantile, manufacturing or trading business of any kind or character.

                               To improve, manage, develop, sell, assign,
              transfer, lease, mortgage, pledge or otherwise dispose of or turn to account or deal with all or any part of the property of the corporation and from time to time to vary any investment or employment of capital of the corporation.

                               To borrow money, and to make and issue notes,
              bonds, debentures, obligations and evidences of indebtedness of all kinds, whether secured by mortgage, pledge or otherwise; and generally to make and perform agreements and contracts of every kind and description, including contracts of guaranty and suretyship.

                               To lend money for its corporate purposes, invest
              and reinvest its funds, and take, hold and deal with real and personal property as security for the payment of funds so loaned or invested.

                               To the same extent as natural persons might or
              could do, to purchase or otherwise acquire, and to hold, own, maintain, work, develop, sell, lease, exchange, hire, convey, mortgage or otherwise dispose of and deal in lands and leaseholds, and any interest, estate and rights in real property, and any personal or mixed property, and any franchises, rights, licenses or privileges necessary, convenient or appropriate for any of the purposes herein expressed.

                               To apply for, obtain, register, purchase, lease
              or otherwise to acquire and to hold, own, use, develop, operate and introduce and to sell, assign, grant licenses or territorial rights in respect to, or otherwise to turn to account or dispose of, any copyrights, trade marks, trade names, brands, labels, patent rights, letters patent of the United States or of any other country or government, inventions, improvements and processes, whether used in connection with or secured under letters patent or otherwise.




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                               To participate with others in any corporation,
              partnership, limited partnership, joint venture, or other association of any kind, or in any transaction, undertaking or arrangement which the participating corporation would have power to conduct by itself, whether or not such participation involves sharing or delegation of control with or to others; and to be an incorporator, promoter or manager of other corporations of any kind or type.

                               To pay pensions and establish and carry out
              pension, profit sharing, stock option, stock purchase, stock bonus, retirement, benefit, incentive and commission plans, trust and provisions for any or all of its directors, officers and employees, and for any or all of the directors, officers and employees of its subsidiaries; and to provide insurance for its benefit on the life of any of its directors, officers or employees, or on the life of any stockholder for the purpose of acquiring at his death shares of its stock owned by such stockholder.

                               To acquire by purchase, subscription or
              otherwise, and to hold for investment or otherwise and to use, sell, assign, transfer, mortgage, pledge or otherwise deal with or dispose of stocks, bonds or any other obligations or securities of any corporation or corporations; to merge or consolidate with any corporation in such manner as may be permitted by law; to aid in any manner any corporation whose stocks, bonds or other obligations are held or in any manner guaranteed by this corporation, or in which this corporation is in any way interested; and to do any other acts or things for the preservation, protection, improvement or enhancement of the value of any such stock, bonds or other obligations; and while owner of any such stock, bonds or other obligations to exercise all the rights, powers and privileges of ownership thereof, and to exercise any and all voting powers thereon; and to guarantee the payment of dividends upon any stock, the principal or interest or both, of any bonds or other obligations, and the performance of any contracts.

                               To do all and everything necessary, suitable and
              proper for the accomplishment of any of the purposes or the attainment of any of the objects or the furtherance of any of the




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              powers hereinbefore set forth, either alone or in association with other corporations, firms or individuals and to do every other act or acts, thing or things incidental or appurtenant to or growing out of or connected with the aforesaid business or powers or any part or parts thereof, provided the same be not inconsistent with the laws under which this corporation is organized.

                               The business or purpose of the corporation is
              from time to time to do any one or more of the acts and things hereinabove set forth, and it shall have power to conduct and carry on its said business, or any part thereof, and to have one or more offices, and to exercise any or all of its corporate powers and rights, in the State of Delaware, and in the various other states, territories, colonies and dependencies of the United States, in the District of Columbia, and in all or any foreign countries.

                               The enumeration herein of the objects and
              purposes of the corporation shall be construed as powers as well as objects and purposes and shall not be deemed to exclude by inference any powers, objects or purposes which the corporation is empowered to exercise, whether expressly by force of the laws of the State of Delaware now or hereafter in effect, or impliedly by the reasonable construction of the said laws.

              FOURTH: (a) The maximum number of shares which the corporation shall have authority to issue is Fifteen Million Five Hundred Thousand (15,500,000), of which Fifteen Million (15,000,000) shares shall be common stock having a par value of $.01 per share ("common stock") and Five Hundred Thousand (500,000) shares shall be series preferred stock having a par value of $.10 per share ("series preferred stock").

                      (b) Except as otherwise provided by law, this certificate of incorporation or a certificate fixing



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the terms, limitations or relative rights or preferences of any series or series of preferred stock, the common stock shall possess all voting, dividend and liquidation rights.

              The terms, limitations or relative rights or preferences of the series preferred stock shall be as follows:

              The Board of Directors may authorize the issuance from time to time of the series preferred stock in one or more series and with such designations, preferences, qualifications, limitations, restrictions and special or relative rights (which may differ with respect to each series) as the board may fix by resolution. Without limiting the foregoing, the Board of Directors is authorized to fix with respect to each series:

              (1)the number of shares which shall constitute the series and the name of the series;

              (2) the rate and times at which, and the preferences and conditions under which, dividends shall be payable on shares of the series and the status of such dividends as cumulative or non-cumulative and as participating or non-participating;

              (3) the prices, times and terms, if any, at or upon which shares of the series shall be subject to redemption;

              (4) the rights, if any, of holders of shares of the series to convert such shares into, or to exchange such shares into, or to exchange shares for, shares of any other class of stock of the Corporation;

              (5) the terms of the sinking fund or redemption or purchase account, if any, to be provided for shares of the series;

              (6) the rights and preferences, if any, of the




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              holders of shares of the series upon any liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the corporation;

              (7) the limitations, if any, applicable while such series is outstanding, on the payment of dividends or making of distributions on, or the acquisition of, the common stock or any other class of stock which does not rank senior to the shares of the series;

              (8) the voting rights, if any, to be provided for shares of the series.

                      (c) Subject to the provisions of this certificate of incorporation and except as otherwise provided by law, the shares of the corporation, regardless of class, may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

FIFTH: The name and address of the sole incorporator
              are as follows:

              NAME                                            ADDRESS
              Richard S. Kalin                   28 West 44th Street, Suite 1405
                                                 New York, N.Y.  10036

              SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation, and for further definition, limitation and regulation of the powers of the corporation and of its directors and stockholders:



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     (a) The number of directors of the  corporation  shall be such as from time to time shall be fixed by, or in the manner provided in the By-Laws. Election of directors need not be by ballot unless the By-Laws so provide.


     (b) The Board of Directors shall have power without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

     (c) The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the corporation, whether or not


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the contract or act would otherwise be open to legal attack because of directors' interest, or for any other reason.

     (d) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, and to any By-Laws from time to time made by the stockholders; provided, however, that no By-Laws so made shall invalidate any prior act of the directors which would have been valid if such By-Law had not been made.

              SEVENTH: The corporation shall, to the full extent permitted by
Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify all persons whom it may indemnify thereto.

              EIGHTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions



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of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

              NINTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.
              IN WITNESS WHEREOF, I have hereunder set my hand and seal, the 31st day of May, 1985.

                                                     /s/ Richard S. Kalin
                                                     ----------------------
                                                          RICHARD S. KALIN